State of Delaware
Secretary of State
Division of Corporations
Delivered 08:11 PM 01/25/2011
FILED 07:52 PM 01/25/2011
SRV 110079597 - 2970331 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

MILFORD POWER COMPANY, LLC

January 25, 2011

The Certificate of Formation of MILFORD POWER COMPANY, LLC (the "Company") was originally filed with the Secretary of State of the State of Delaware on December 11, 1998 (the "Original Certificate of Formation"). This Amended and Restated Certificate of Formation of the Company is being executed by the undersigned for the purpose of amending and restating the Original Certificate of Formation of the Company under the Delaware Limited Liability Company Act, Del. Code, Title 6, Section 18-101 et seq., as amended from time to time. The Original Certificate of Formation of the Company is hereby amended and restated in its entirety by substituting in lieu of said Original Certificate of Formation this Amended and Restated Certificate of Formation of the Company.

FIRST: The name of the limited liability company is Milford Power Company, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Milford Power Company, LLC as of the date first written above.

MILFORD POWER COMPANY, LLC

By: ______________________________

Name: Curtis Morgan

Title: President and Chief Executive Officer